UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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CBIZ, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CBIZ, INC.
6050 Oak Tree Boulevard South, Suite 500
Cleveland, OH 44131

April 7, 2008

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Thursday, May 15, 2008, at 11:00 a.m. EDT, at Park Center Plaza II located at 6150 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131.

The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request.

We appreciate your confidence in CBIZ, Inc. and look forward to the chance to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.
6050 Oak Tree Boulevard South, Suite 500
Cleveland, Ohio 44131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2008

TO THE STOCKHOLDERS OF CBIZ, INC.:

The Annual Meeting of Stockholders of CBIZ, Inc. will be held on May 15, 2008, at 11:00 a.m. EDT, at Park Center Plaza II located at 6150 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131, for the following purposes:

1. To elect three of a class of three Directors to the Board of Directors of CBIZ with terms expiring at the Annual Meeting in 2011;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on March 20, 2008 will be entitled to vote at the meeting. This notice and proxy statement, a proxy and voting instruction card, and the 2007 Annual Report are being distributed on or about April 7, 2008.

You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted. The envelope enclosed requires no postage if mailed within the United States. If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio
April 7, 2008

PLEASE SIGN AND DATE THE ENCLOSED PROXY
AND RETURN IT IN THE ACCOMPANYING ENVELOPE,
OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE

CBIZ, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or “the Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 15, 2008, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about April 7, 2008.

VOTING RIGHTS AND SOLICITATION

Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the meeting in the manner specified therein. If no instructions are specified in a proxy returned to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed in the enclosed proxy, and in favor of ratification of KPMG LLP as CBIZ’s independent registered public accounting firm. Any proxy may be revoked by the person giving it at any time prior to being voted by attendance at the meeting or submitting a subsequently signed and dated proxy.

Mr. Steven L. Gerard and Mr. Rick L. Burdick are designated as proxy holders in the proxy card. They will vote for the election as directors of Messrs. Joseph S. DiMartino, Richard C. Rochon, and Donald V. Weir, who have been nominated by the Board of Directors. They also will vote for the ratification of KPMG LLP as CBIZ’s independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.

The Board of Directors established March 20, 2008 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, CBIZ had 62,957,839 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present for the transaction of business. Abstentions are counted in tabulations, but not as an affirmative vote, of the votes cast on proposals presented to stockholders. Broker non-votes, on the other hand, are not counted for purposes of determining whether a proposal has been approved. The affirmative vote of the holders of a majority of the votes cast at the meeting, whether in person or represented by proxy, is necessary for the election of directors, ratification of KPMG LLP as CBIZ’s independent registered public accounting firm, and action on such other business as may properly come before the meeting.

ELECTION OF DIRECTORS
Proposal No. 1 (Item 1 on Proxy Card)

CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of eight members, with three members’ terms expiring at this Annual Meeting. If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2011, or until their successors are duly elected and qualified. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of another person as may be nominated by the Board of Directors.

The Board, upon nomination by the Nominating and Governance Committee, recommends a vote “FOR” approval of the Directors Standing for Election listed below.

Directors Standing for Election

			Expiration of
		Director	Proposed
Name	Age	Since	Term

Joseph S. DiMartino	64	1997	2011
Richard C. Rochon	50	1996	2011
Donald V. Weir	66	2003	2011

Directors Whose Terms Continue

		Director	Expiration of
Name	Age	Since	Current Term

Michael H. DeGroote	47	2006	2009
Harve A. Ferrill	75	1996	2009
Todd J. Slotkin	55	2003	2009
Rick L. Burdick	56	1997	2010
Steven L. Gerard	62	2000	2010

Set forth below is biographical information for the individuals nominated to serve as Directors and each person whose term of office as a Director will continue after the Annual Meeting.

Nominees For Directors

Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Board of the Dreyfus Family of Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation. Mr. DiMartino also serves on the Board of Directors of The Newark Group, the Muscular Dystrophy Association, and SunAir Services, Inc.

Richard C. Rochon has served as a Director of CBIZ since October 1996, when he was elected as an independent director. Mr. Rochon is Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm that he founded in March 2002. From 1985 to February 2002 Mr. Rochon served in various capacities with, and most recently as President of, Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga. Mr. Rochon has also served as a director of, and is currently Chairman of, Devcon International, a provider of electronic security services since July 2004. Additionally, Mr. Rochon has been a director of, and is currently Chairman of, SunAir Services, Inc., a provider of pest-control and lawn care services, since February 2005. Mr. Rochon was a director of Bancshares of Florida, a full-service commercial bank from 2002 until February 2007. In September 2005 Mr. Rochon became Chairman and CEO of

Coconut Palm Acquisition Corp., a newly organized blank check company. Mr. Rochon was also employed as a certified public accountant by the public accounting firm of Coopers and Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in accounting from Binghamton University in 1979 and Certified Public Accounting designation in 1981.

Donald V. Weir has served as a Director of CBIZ since September 2003, when he was elected as an independent director. Mr. Weir is Vice President of Private Equity for Sanders Morris Harris Group Inc. and has been with SMHG for the past eight years. Prior to his association with SMHG, Mr. Weir was CFO and director of publicly held Deeptech International and two of its subsidiaries, Tatham Offshore and Leviathan Gas Pipeline Company, both of which were publicly held companies. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Pricewaterhouse Coopers, an international accounting firm, from 1966 to 1979.

Continuing Directors

Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. On May 17, 2007, Mr. Burdick was elected by the Board to be its Lead Director, a non-officer position. Previously, in October 2002, Mr. Burdick was elected by the Board as Vice Chairman, also a non-officer position. Mr. Burdick has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP since April 1988. Mr. Burdick serves on the Board of Directors of AutoNation, Inc.

Michael H. DeGroote, son of CBIZ, Inc. founder Michael G. DeGroote, was appointed a Director of CBIZ, Inc. in November 2006. Mr. DeGroote currently serves as President of Westbury International, a full-service real estate development company specializing in commercial/industrial land, residential development and property management. Prior to joining Westbury, Mr. DeGroote was Vice President of MGD Holdings and previously held a management position with Cooper Corporation. Mr. DeGroote serves on the Board of Governors of McMaster University in Hamilton, Ontario.

Harve A. Ferrill has served as a Director of CBIZ since October 1996, when he was elected as an independent director. Mr. Ferrill served as Chief Executive Officer and Chairman of Advance Ross Corporation, a company that provides tax refunding services, from 1992 to 1996. Mr. Ferrill served as President of Advance Ross Corporation from 1990 to 1992. Since 1996, Advance Ross has been a wholly-owned subsidiary of Cendant Corporation. Mr. Ferrill has served as President of Ferrill-Plauche Co., Inc., a private investment company, since 1982.

Steven L. Gerard was elected by the Board to serve as its Chairman in October 2002. He was appointed Chief Executive Officer and Director in October 2000. Mr. Gerard was Chairman and CEO of Great Point Capital, Inc., a provider of operational and advisory services, from 1997 to October 2000. From 1991 to 1997, he was Chairman and CEO of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Boards of Directors of Lennar Corporation and Joy Global, Inc.

Todd Slotkin has served as a Director of CBIZ since September 2003, when he was elected as an independent director. From 2006 to 2007 Mr. Slotkin served as a Managing Director of Natixis Capital Markets. From 1992 to 1998 he served as SVP of MacAndrews & Forbes Holdings, and as EVP and CFO of privately owned MacAndrews & Forbes Holdings from 1999 to 2006 and of publicly owned M&F Worldwide from 1999 to 2006. Prior to 1992, Mr. Slotkin spent 17 years with Citicorp, ultimately serving as senior managing director and senior credit officer. Mr. Slotkin serves on the Board of Managers of AlliedBarton and the Board of Directors of Martha Stewart Living Omnimedia; formerly served as director of CalFed Bank and TransTech Pharma; and is Chairman, Director and co-founder of the Food Allergy Initiative.

RATIFICATION OF AUDIT COMMITTEE SELECTION OF AUDITOR
Proposal No. 2 (Item 2 on Proxy Card)

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending, December 31, 2008 and the Board has directed that management submit the selection of KPMG LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has been the Company’s independent registered public accounting firm since fiscal 1997. Information on fees paid to KPMG LLP during our 2006 and 2007 fiscal years can be found in the Audit Committee Report below.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares that are voted with regard to the proposal will be required to ratify the selection of KPMG LLP the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board recommends a vote “FOR” the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of CBIZ common stock as of March 20, 2008, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group. The Company does not require directors or executive officers to hold a minimum number of shares in order to qualify for service as a director or executive officer.

	Amount and
	Nature of
Name and Address	Beneficial		Percent
of Beneficial Owner[1]	Ownership[2]		of Class

Michael G. DeGroote[3]	15,433,238	[4]	24.51%
Steven L. Gerard	711,713	[5]	1.13%
Rick L. Burdick	129,825	[6]	*
Michael H. DeGroote	176,000	[7]	*
Joseph S. DiMartino	62,000	[8]	*
Harve A. Ferrill	39,500	[9]	*
Richard C. Rochon	20,000	[10]	*
Todd J. Slotkin	77,000	[11]	*
Donald V. Weir	77,000	[12]	*
Jerome P. Grisko, Jr.	271,980	[13]	*
Ware H. Grove	182,887	[14]	*
Leonard Miller[15]	191,744	[16]	*
Robert O’Byrne	472,665	[17]	*
David J. Sibits[15]	20,662	[18]	*
All directors and executive officers as a group (13 persons)	2,432,937		3.86%
Total Shares Outstanding on March 20, 2008: 62,957,839

*	Represents less than 1% of total number of outstanding shares.

(1)	Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person.

(2)	Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 20, 2008, the Record Date for the 2008 Annual Meeting. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse; unrestricted ownership of restricted stock occurs only upon the lapse of restrictions.

(3)	Mr. Michael G. DeGroote beneficially owns his shares of common stock through Westbury (Bermuda) Ltd., a Bermuda corporation controlled by him. Westbury (Bermuda) Ltd. is located at Victoria Hall, 11 Victoria Street, P. O. Box HM 1065, Hamilton, HMEX Bermuda.

(4)	Consists of 15,378,338 shares of common stock owned of record by Westbury (Bermuda) Ltd. and 55,000 shares of common stock owned of record by Mr. DeGroote.

(5)	Consists of 614,713 shares of common stock owned of record by Mr. Gerard, including restricted stock; and options to purchase 97,000 shares of common stock granted to Mr. Gerard under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan (the “CBIZ Option Plan”). This individual has pledged no shares as security.

(6)	Consists of 49,825 shares of common stock owned of record by Mr. Burdick, including restricted stock; and options to purchase 80,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(7)	Consists of 112,000 shares of common stock held in a fixed irrevocable trust; 14,000 shares of restricted stock; and options to purchase 50,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(8)	Consists of 62,000 shares of common stock owned of record by Mr. DiMartino, including restricted stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(9)	Consists of 34,500 shares of common stock owned of record by The Harve A. Ferrill Trust U/A 12/31/69, including restricted stock; and options to purchase 5,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(10)	Consists of 15,000 shares of common stock owned of record by Mr. Rochon, including restricted stock; and options to purchase 5,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(11)	Consists of 27,000 shares of common stock owned of record by Mr. Slotkin, including restricted stock; and options to purchase 50,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(12)	Consists of 27,000 shares of common stock owned of record by Mr. Weir, including restricted stock; and options to purchase 50,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(13)	Consists of 206,180 shares of common stock owned of record by Mr. Grisko, including restricted stock; and options to purchase 65,800 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(14)	Consists of 113,677 shares of common stock owned of record by Mr. Grove, including restricted stock; and options to purchase 69,200 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(15)	Mr. Miller left the executive officer post of President of the Financial Services division in May of 2007 to coordinate Corporate Development for the CBIZ Financial Services practice group. Mr. Sibits was appointed to be Mr. Miller’s successor in the executive officer post of Senior Vice President of CBIZ, Inc. and President of the CBIZ Financial Services practice group.

(16)	Consists of 142,544 shares of common stock owned directly or indirectly by Mr. Miller or by the Miller Family Partnership, including restricted stock; and options to purchase 49,200 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(17)	Consists of 447,465 shares of common stock owned of record by Mr. O’Byrne, including restricted stock; and options to purchase 25,200 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

(18)	Consists of 15,662 shares of common stock owned of record by Mr. Sibits, including restricted stock; and options to purchase 5,000 shares of common stock granted under the CBIZ Option Plan. This individual has pledged no shares as security.

Directors’ Meetings and Committees of the Board of Directors

The Board of Directors conducted four regular meetings during 2007. In addition, there were two Actions in Writing in Lieu of a Meeting of the Board of Directors, dated March 22, and December 17, 2007. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board, in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Company recognizes that attendance of the

Board members at all meetings may not be possible, and excuses absences for good cause. All directors attended the Company’s 2007 Annual Meeting.

Independent Directors’ Meetings

In addition to the meetings of the committees of the Board of Directors summarized above, our Independent Directors met four times in executive session during fiscal 2007. The Company’s Lead Director, Mr. Burdick, chaired each executive session.

Communication with the Board of Directors

Security holders are permitted to communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting. This same method may be used by interested parties to contact Mr. Burdick, the Company’s Lead Director, in his capacity as presiding director over the meetings of the Independent Directors, as well as to contact the Non-Employee Directors.

Committees of the Board of Directors

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Management Committee, all of which were active during 2007. The Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee meet the definition of “Independent Director” set forth in Rule 303A of the NYSE Listed Company Manual. The following is a description of the committees of the Board of Directors:

The members of the Audit Committee are Messrs. Ferrill, Rochon, and Weir (Chairman). CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. In addition, the Board has determined that Mr. Rochon and Mr. Weir are “audit committee financial experts,” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”), and meet the financial sophistication requirements of the NYSE. The Audit Committee conducted four regular meetings and seven special telephonic meetings during 2007. In addition, the Committee acted through two Actions in Writing in Lieu of a Meeting of the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of their audit and their audit report, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. The Audit Committee operates under a written Charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The members of the Compensation Committee are Messrs. DiMartino (Chairman), Rochon and Slotkin. The Compensation Committee conducted four regular meetings and one special telephonic meeting during 2007. In addition, the Committee acted through six Actions in Writing in Lieu of a Meeting of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s executive officers, including salary, bonus and benefits. The Compensation Committee also administers CBIZ’s incentive-compensation plans and equity-based plans. The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Compensation Committee was established to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive compensation plans and equity-based plans; and (g) perform such other functions as the Board may from time to time assign to the Committee. The Committee may delegate to its Chairman, any member of the Committee, any member of senior management or any external consultant of the Committee any task or duty the Committee deems necessary to assist it in accomplishing its obligations under law and its Charter. Any final action taken to fulfill these obligations, however, is only permitted upon majority vote of the Committee members themselves. The Compensation Committee requests that the Chief Executive Officer make recommendations regarding the amount or form of executive and director compensation annually, or more often as the CEO or the Committee deems necessary throughout each year. The Committee is free to hire any advisors or consultants, including compensation consultants, as it may deem necessary or advisable at any time. The Committee and Management jointly consulted with Hewitt Associates LLC to perform compensation studies in 2002, 2004 and 2006, and as otherwise needed throughout the current period, as well as a special 2007 study to review the Executive Incentive Plan for senior corporate officers to assist the Committee in determining whether or not the triggering mechanism (incentive awards as a function of the range of earnings per share) in the plan should be modified.

Compensation Committee Interlocks and Insider Participation.  None of the members of the Compensation Committee during 2007 and continuing through 2008 is or has been an officer or employee of CBIZ. There are no compensation committee interlock relationships with respect to CBIZ.

The members of the Nominating and Governance Committee are Messrs. Burdick (Chairman), DiMartino, Ferrill, Rochon, Slotkin and Weir. No candidates were recommended by beneficial owners of more than 5% of the Company’s voting common stock within the last year. The Committee conducted one regular meeting and one special meeting in 2007. In addition, the Committee acted through one Action in Writing in Lieu of a Meeting of the Nominating and Governance Committee. The Committee was formed to propose and recommend candidates for the Board, review the continued suitability of directors following changes in their employment situations, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and monitor the Company’s corporate governance policies and practices. The Committee’s Charter and its corporate governance guidelines are available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

The Nominating and Governance Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets, and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. The Nominating and Governance Committee and the Board have determined that a director should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of Stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the SEC and the NYSE, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and, (6) the ability to satisfy criteria for independence established by the Securities and Exchange Commission and the NYSE, as they may be amended from time to time.

The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s headquarters, prior to the deadline for stockholder proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and, (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who had been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and (c) other facts and circumstances identified in the Committee’s Charter.

The members of the Executive Management Committee are Messrs. Burdick, Gerard, and Grisko. The Executive Management Committee approved eighteen Unanimous Written Consents in Lieu of Meeting of the Executive Management Committee of CBIZ, Inc. during 2007. Subject to applicable law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Board of Directors has delegated to the Committee the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of Common Stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.

CBIZ has a Code of Professional Conduct and Ethics Guide that applies to every director, officer, and employee of the Company. The Code of Professional Conduct and Ethics Guide is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

Director Independence

The NYSE Listed Company Manual provides that companies listed on the NYSE must have a majority of independent directors. A Director is considered independent under NYSE rules if the Board of Directors determines that the director does not have any direct or indirect material relationship with CBIZ and if such Director satisfies the other criteria specified by the NYSE Listed Company Manual. The Nominating and Governance Committee and the Board of Directors have determined that each of Rick L. Burdick, Joseph S. DiMartino, Harve A. Ferrill, Richard C. Rochon, Todd J. Slotkin, and Donald V. Weir are independent directors.

In connection with these independence determinations, the Nominating and Governance Committee and the Board of Directors considered all of the relationships between each director and CBIZ, and in particular the following relationships:

•	The Committee and the Board determined that Mr. Burdick should be considered an independent director under the meaning of the NYSE rules, since the amounts paid to the law firm of Akin Gump Strauss Hauer & Feld LLP for legal representation of CBIZ throughout 2007 were not collectively significant under the NYSE rules governing director independence.

•	The Committee and the Board determined that Michael H. DeGroote should not be considered an independent director under the meaning of the NYSE rules, primarily in light of his familial relationship to a significant stockholder of the Company. Mr. DeGroote is the son of Michael G. DeGroote, the Company’s largest single stockholder.

•	The Nominating and Governance Committee and the Board of Directors determined that Mr. Rochon should be considered an independent director under the meaning of the NYSE rules. Richard C. Rochon, a Director of CBIZ, is an officer or director of various entities which secure several types of insurance coverage through a subsidiary of CBIZ, Inc. However, the commissions paid to this subsidiary for the purpose of securing such coverage do not collectively appear significant under the NYSE rules governing director independence.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by Rule 303A of the NYSE Listed Company Manual.

The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act of 2002 (the “Act”) and rules related to the Act. The Audit Committee’s Charter and the Company’s Code of Professional Conduct and Ethics Guide reflect those portions of the Act and attendant rules promulgated by the SEC and the NYSE. The Audit Committee anticipates that additional changes to its Charter may be necessary from time to time if the SEC and the NYSE adopt additional rules bearing on the duties and activities of the Committee. At the request of the Audit Committee, the Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.

The membership of the Audit Committee has not changed in the past year. Both Mr. Rochon and Mr. Weir continue as audit committee financial experts, as defined by the rules and regulations of the SEC, in light of their training, experience and expertise.

The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or that the Company’s independent accountants are in fact independent.

The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal controls over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.

The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, the effectiveness of internal controls over financial reporting, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures and the letter received from the independent auditors required by the Independence Standards Board Standard No. 1, adopted by the PCAOB.

The Audit Committee discussed with the both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee met regularly throughout 2007 with the independent auditors, and the head of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Company incurred the following fees for services performed by KPMG LLP in fiscal 2007:

Audit Fees:  Fees for the fiscal year 2007 audit and the review of Forms 10-Q billed through December 31, 2007 were $995,000. Fees for the fiscal year 2006 audit and the review of Forms 10-Q billed through December 31, 2006 were $1,245,000. Audit fees include fees related to the integrated audit of consolidated financial statements as well as SAS 100 quarterly review fees.

Audit-Related Fees:  Audit-related fees of $43,750 were billed for the year ended December 31, 2007. For 2007, audit-related fees were paid for services rendered in connection with the filing of the Company’s registration statement on Form S-8, related to the CBIZ 2007 Employee Stock Purchase Plan. Audit-related fees of $103,000 were billed for the year ended December 31, 2006. For 2006, audit-related fees were received in connection with the audit of the financial statements of the CBIZ Employee Retirement Savings Plan, issuance of KPMG LLP’s letter to underwriters in connection with the exempt offering of the $100,000,000 Senior Notes due 2026, and issuance of KPMG LLP’s consent to incorporate by reference its reports in Form S-3 filed on July 21, 2006.

Tax Fees:  There were no tax fees billed by KPMG LLP for the years ended December 31, 2007, or December 31, 2006.

All Other Fees:  There were no fees billed for professional services by our independent auditors during fiscal years 2006 through 2007 that are not included in one of the above categories.

Pursuant to its Charter and the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Sarbanes-Oxley Act of 2002, or in any other law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by law or regulation.

However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence.

The Audit Committee pre-approved all of the services described above under Audit Fees and Audit-Related Fees.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Audit Committee of the Board of Directors

Donald V. Weir, Chairman
Harve A. Ferrill
Richard C. Rochon

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring the application of its compensation philosophy to the senior management and directors of the Company. At CBIZ, the Senior Management Group (“SMG”) consists of the Company’s executive officers, SVPs, and certain other corporate officers. The Committee’s goal is to ensure that the total compensation paid to the senior management group is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of this group are similar to those provided to executive officers at other comparable companies. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer, President, and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

We believe the most effective executive compensation program rewards executives’ contribution in achieving and exceeding specific annual, long-term and strategic goals of the Company, and aligns executives’ interests with those of the stockholders. Moreover, we believe a successful compensation structure will help the Company maintain its ability to attract and retain superior employees in key positions and ensure that compensation provided to those employees remains competitive relative to the compensation paid to similarly situated executives at companies of comparable size and complexity. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers should include both cash and equity compensation that reward performance that meets or exceeds established goals.

Total compensation should also reflect an individual’s performance and potential. Performance will generally be measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as teamwork, new service or product innovation, aggressiveness, mentoring and personal development will strongly influence a non-quantitative component of compensation awards at CBIZ.

Ultimately, compensation paid to members of the SMG will be determined based on the discretionary judgment of the Compensation Committee with input from the CEO, the President, and compensation consultants.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the SMG and approves recommendations regarding equity awards to all employees. Decisions regarding the non-equity compensation of employees other than the SMG are made by the Chief Executive Officer and the President. The Chief Executive Officer and the President annually review the performance of each member of the SMG. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion to modify any recommended adjustments or awards to executives.

Setting Executive Compensation

In order to assist the Committee in applying its compensation philosophy and objectives, the Company, at the request of the Committee, has engaged Hewitt Associates, an outside human resources consulting firm, to periodically conduct reviews of its compensation program for the SMG. Most recently, in 2007 Hewitt Associates was asked to assist the Committee in determining whether or not the triggering mechanism (incentive awards as a function of the range of earnings per share) in the executive incentive compensation plans for the SMG should be modified or updated. Following review of the report and discussion with management, the Committee determined that, commencing in 2008, compensation under such plans would be triggered by a combination of earnings per share and margin improvement results. The last review by Hewitt Associates for the purpose of analyzing target compensation levels for the SMG was conducted in 2006. The Committee anticipates requesting Hewitt Associates to reevaluate these target levels in 2008, given that 2006 compensation levels are believed to undervalue objective 2008 standards of compensation for the SMG. The Company engaged Hewitt Associates to prepare reports regarding these matters in 2002, 2004, and 2006, and consults with the firm on an as-needed basis each year.

In making compensation decisions, the Committee compares each element of total compensation against a custom peer group of 108 publicly traded, privately held, and non-profit professional services, insurance, information technology, medical billing, and other companies reflecting some aspect of CBIZ’s product and service offerings (collectively, the “Compensation Peer Group”). The Compensation Peer Group is periodically reviewed and updated by Hewitt Associates as part of its studies.

Because of the large variance in size and business focus among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value estimates the market value of compensation and is used as the basis of comparison of compensation between CBIZ and the companies in the Compensation Peer Group.

Hewitt Associates’ detailed database and statistical methods are helpful to the Committee because they create a broad basis on which to establish the 50th percentile market value compensation targets for the various members of our Senior Management Group. Because CBIZ is composed of units in widely different business lines, which are not mirrored in the aggregate by any other precisely comparable individual companies, the regression analysis offered by Hewitt Associates is particularly useful because it creates a possible basis for compensation comparison for our officers from a statistical amalgamation of many companies that otherwise would individually reflect only one facet of our business or which are either too small or too large to serve as fair one-to-one comparators. Taken together, their data provides CBIZ with a benchmark not available from each Compensation Peer Group member company individually.

The Committee generally targets aggregate compensation for the collective SMG at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, and market factors. Adjustments may also be made on the basis of ancillary compensation data that the Company has obtained from publicly available competitive intelligence, CBIZ acquisition efforts, and other sources of information pertaining to compensation for comparable positions.

A significant percentage of total compensation is allocated to incentives as a result of the Company’s philosophy to maintain a variable compensation model based on both Company and individual performance. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation, other than consistency with the 50th percentile target for the aggregate of the various components of total compensation. The Committee reviews information provided by Hewitt Associates, as well as the other sources of information mentioned above, to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

Historically, and in fiscal 2007, the Committee granted a majority of total compensation to CBIZ executive officers in the form of cash and cash-incentive compensation. The Committee determined that the salary and cash bonus programs were very close to the 50th percentile targets. While the cash compensation components paid to several members of the SMG exceed the 50th percentile targets, Hewitt Associates has advised, and the Committee and management agree, that it is appropriate to use enhanced short-term incentives such as cash bonus payments to offset current deficiencies in the long-term incentive program to meet median market compensation values. The Committee and management believe that this approach is necessary in order to stay competitive on a total compensation basis. The Committee expects that the use of such enhanced short-term incentives would continue for several years while it makes concurrent efforts to achieve market competitive levels with respect to each individual component of compensation. In addition, the Committee has been mindful of the disparity between current competitive compensation levels and the 2006 standards of the last full Hewitt study, as indicated by the Company’s ancillary compensation data.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	deferred compensation and retirement savings plans;

•	participation in the CBIZ 2007 Employee Stock Purchase Plan; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. As in past years, we continued to compare the compensation of the members of the SMG to the Compensation Peer Group, and to target compensation at the 50th percentile, with salaries increasing moderately year-to-year and as called for by the Company’s ancillary compensation data.

During its review of base salaries for each member of the SMG, the Committee primarily considers:

•	market data and analysis provided by Hewitt Associates;

•	market information from acquisition discussions, new hires, and other ancillary sources;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

Promotions or changes in job responsibility may also result in modifications to an executive’s salary level. Merit-based salary increases are based on the evaluation and recommendation of the CEO and the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance.

Performance-Based Incentive Compensation

The 2002 CBIZ, Inc. Stock Incentive Plan (the “2002 SIP”) was approved by the Company’s stockholders at the 2002 Annual Meeting of Stockholders and is the successor plan to the 1996 Century Business Services, Inc. Stock Option Plan, which was subsumed by the 2002 SIP. The 2002 SIP was amended and restated to clarify that the Plan did not permit issued options to be repriced, replaced, or regranted through cancellation or by lowering the option exercise price of a previously granted award. The Amended and Restated 2002 SIP gives the Committee the ability to design cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by the SMG and other key employees throughout the Company. The 2002 SIP encourages the growth of stockholder value and allows key employees to promote and benefit from the long-term growth and profitability of CBIZ.

The 2002 SIP gives the Committee the sole authority to grant participants shares of CBIZ Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. The Committee has awarded performance bonuses under the 2002 SIP through the adoption of Annual Executive Incentive Plans (“EIP”). The Committee also has awarded stock options and restricted stock as long-term equity incentive compensation. Members of the SMG are granted equity awards based on their performance during the prior year and in accordance with the Company’s Long-Term Equity Incentive Program.

Members of the SMG receive cash incentive compensation under the 2002 SIP and attendant EIP. Prior to 2008, this cash incentive compensation component consisted of a Financially Based Award and an Individual Performance Award dependent on the Company’s financial performance results in terms of earnings-per-share from continuing operations (“continuing EPS”). Commencing in 2008, the EIP calculates cash incentive awards as a function of the Company’s margin improvement as well as its EPS growth. The Committee believes that this methodology will direct the SMG’s focus toward insuring the correct balance of revenue growth and margin improvement. The Committee’s adjustment of the EIP award mechanism was supported by the results of the 2007 Hewitt Associates study regarding typical incentive plan design characteristics, trends in current incentive plan designs, and alternatives that might better suit the Company’s focus on matters other than revenue growth as reflected in EPS improvement.

Members of the SMG are also eligible to receive additional merit-based cash bonuses which are issued under the authority of the 2002 SIP based upon the evaluation and recommendation of the CEO and/or the President, and ultimately upon the Committee’s own assessment of an individual executive’s performance.

Prior to 2006, stock options vested 20% on each of the five anniversaries following the grant date. Options expired six years after the date of grant. Beginning in 2006, options have been awarded to vest 25% on each of the four anniversaries following the grant date and to expire six years after the date of grant. Prior to 2006, restricted shares were granted with restrictions that lapsed 33% on each of the third, fourth, and fifth anniversaries following the date of grant. Since 2006, restrictions were set to lapse in 25% increments on each of the four anniversaries following the grant date. The Committee agreed with a management recommendation, formulated after considerable discussion with operating unit business unit leaders (“BULs”) and other high performers at the unit level, that to be a meaningful and tangible equity incentive to these individuals and to maintain a program that is more consistent with typical incentive plan practices, the vesting period of stock option awards and the restriction lapsing periods of restricted stock awards needed to be slightly shortened. The Committee generally applies these vesting principles to its equity grants, although more rapid vesting of both options and restricted stock have been made from time to time for reasons such as an incentive to induce employment with the Company or as a reward for exemplary personal performance or commitment.

All awards of shares of the Company’s stock options are made at the closing price of CBIZ stock on the date of grant. Annual awards of stock options to the SMG, other corporate officials, and practice group managers are considered at the Committee’s regularly scheduled meeting in February, and then tabled until the Committee can consider all other performance grants to BULs and other high performers within the Company under its annual grant program. The Committee adopted this procedure to avoid inequities in option pricing that might occur if awards to these respective groups were not granted simultaneously. After recommendations for operating unit-level grants are solicited and vetted by management, they are presented along with the underlying reasons supporting them to the Committee for review and action. Recommendations for all annual equity incentive grants are considered by the Committee at a special telephonic meeting typically held between March and May of each year.

The Committee has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Vesting rights, restriction lapses, rights to exercise, terms related to the events of death, disability or retirement, rules related to equity grant expiration and termination, and all other terms and conditions related to option and restricted stock awards are set out in the terms of the 2002 SIP and the option and restricted stock agreements which executives must sign in order to preserve their equity grants. All recipients of equity grants must agree to certain restrictive covenants that prevent the executive, upon leaving CBIZ, from soliciting clients and employees of CBIZ or its subsidiaries for a period of two years.

Management’s recommendations to the Committee regarding equity grants to newly hired or promoted executives are presented to the Committee at the next regularly scheduled Committee meeting following the promotion or the completion of an agreement to hire the executive. On occasion, the Committee will award grants through written action without a meeting.

CBIZ Annual Executive Incentive Plan

The EIP is an annual cash incentive program adopted by the Committee under the authority of the 2002 SIP. The EIP provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to

Committee oversight and modification. At its regular February meeting each year, the Committee considers whether an EIP should be continued and, if so, approves the members of the SMG eligible to participate in the EIP and sets incentive levels based on the participant’s position, management authority over and accountability for operations or corporate processes, and potential to impact revenue or expenses.

Under the Financially Based Award component of the EIP in effect for 2007, Target Award (“TA”) opportunities were established as a percentage of each executive’s base salary, and were subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet a predetermined continuing EPS target (“EPS Target”). The TA opportunities for members of the SMG, assuming the Company’s final continuing EPS results coincided with the EPS Target, ranged from 32% to 75%. The TM range could have reduced the awards to 0% or increased the awards to 200% of the TA. For fiscal 2007, 100% of each named executive officer’s EIP award was based upon achievement of corporate financial objectives relating to continuing EPS targets.

The 2007 EIP also contained an additional Individual Performance Award component, under which each member of the SMG (other than the CEO) could have earned up to an additional 25% of the executive’s salary for extraordinary individual performance. Measurement of individual performance under this component was based upon the CEO’s assessment of an executive’s performance related to the individual’s personal contributions toward the achievement of the Company’s financial results. The CEO’s recommendations and underlying assessments were presented to the Committee, and the Committee had the opportunity to accept, reject, or modify the recommendations.

Upon completion of the fiscal year, the Committee reviewed the continuing EPS performance of the Company, determined the TM applicable to the group’s respective TAs, determined the applicable Individual Performance Award percentage, and calculated the EIP earned for each member of the participating group.

For 2007, the Committee set the EPS Target at $.42 per share from continuing operations. This represented a 20% increase above the 2006 results of $.35 per share. The Committee believes this EPS Target is consistent with the EIP’s purpose in encouraging the achievement of long-term performance improvements in the Company’s financial results. For the covered executives to earn any EIP bonus for 2007, the Company was required to post results that were approximately 90% of the EPS Target, or $.38 per share. In order to earn the maximum possible EIP bonus, the Company’s results would have had to exceed the EPS Target by 14%, or $.48 per share. The range of potential Target Multipliers was:

Continuing Earnings Per Share	Target Award Multiplier

Below $.38	0.0
$.38	0.5
$.39	0.6
$.40	0.8
$.41	0.9
$.42	1.0
$.43	1.1
$.44	1.2
$.45	1.4
$.46	1.6
$.47	1.8
$.48 and above	2.0

In making the annual determination of the minimum, target and maximum levels, the Committee considers any appropriate factor, including but not limited to anticipated risks and rewards, performance metrics, internal revenue and margin estimates, as well as specific circumstances facing the Company during the coming year.

EPS results for 2007 were $.43 per share, after reduction of that portion of the EPS results that were due to the gain booked as a result of the Company’s sale of its investment in Albridge Solutions, Inc. When it became clear that this sale would take place prior to the end of 2007, the Committee, at the recommendation of the CEO, determined that the proposed sale of this investment interest presented a large, unanticipated reward, increase to internal revenue and margin estimates, and a new special circumstance that required the Committee to reconsider the EPS targets, bonus target awards, and target award multipliers under the EIP. Upon consideration, the Committee, at the recommendation of the CEO, concluded that since the anticipated gain did not occur as a result of operational management effort undertaken in 2007, and was a result of an internal investment decision made in 1999 and a number of subsequent investment participation decisions made in 2001 and 2002, in addition to other reasons not related to current year management effort, the Committee believed it was appropriate to adjust the Target Award Multiplier table of the EIP by amending the definition of EPS under the EIP to exclude the effect of the Albridge investment sale gain so that the bonuses awardable under the EIP remain consistent with the performance-based goals of the Company’s compensation program. As a result, the Target Multiplier was set at 1.1.

For each of the named executive officers, the Target Awards, applicable Target Multiplier, Individual Performance Adjustments, and EIP Bonuses for 2007 performance were:

				Individual
		Target Award		Performance Award
Name	2007 Base Pay	(% Base Pay)	Target Multiplier	(% Base Pay)	EIP Award

Steven L. Gerard	$625,000	75	1.1	n/a	$515,625
Jerome P. Grisko, Jr.	$468,000	60	1.1	15	$379,080
Ware Grove	$364,000	50	1.1	12.5	$245,700
Leonard Miller	$426,000	50	1.1	0	$234,300
Robert O’Byrne	$416,000	50	1.1	12.5	$280,800
David Sibits	$268,894	50	1.1	12.5	$180,159

With respect to the Individual Performance Award component of the EIP, the Compensation Committee determined that a predetermined percentage of the base pay of the SMG should be granted to them if they are determined to achieve financial and certain non-financial goals set jointly by the CEO and the Compensation Committee. The CEO is not personally eligible to obtain any bonus based upon the Individual Performance Award component of the EIP, as he personally assists the Committee in determining whether or not each member of the SMG is entitled to his or her proposed Individual Performance Award. In 2007 and 2006, the percentage was set by the Committee according to a scale descending in relation to the magnitude of the management responsibilities undertaken by each member of the SMG. As the foregoing table indicates, in 2007 the Committee indicated that the President was eligible to receive an Individual Performance Award of up to 15% of his base pay, and the CFO and the heads of the Financial Services and the Employee Services divisions were eligible to receive Individual Performance Awards of up to 12.5% of their base pay. The prior head of the Financial Services division was not granted an Individual Performance Award in 2007 because he did not hold that position for the majority of the year.

The judgment of the Committee, as well as that of the CEO in his role of assisting the Committee, in determining whether or not the members of the SMG have met their goals and fulfilled their duties throughout the year, constitutes an exercise of both objective investigation as well as discretion. The goals set for these executives included achieving budgetary targets for the operations under their direction mitigated by any events or reasons outside their control that caused any failure to meet budget targets, meeting or exceeding cross-serving program goals for the operations under their control, generating acquisition opportunities, meeting the requirements of the “One CBIZ” client service model, working together as a coherent and mutually supportive senior management team, and meeting expectations related to leadership performance.

Awards made to named executive officers under the EIP for performance in 2007 are reflected in column (g) of the Summary Compensation table on page 24.

As previously stated, commencing in 2008 the EIP calculates cash incentive awards as a function of the Company’s margin improvement as well as its EPS growth. As in prior years, Target Award (“TA”) opportunities are established as a percentage of each executive’s base salary, and are subject to a Target Multiplier (“TM”) that increases or reduces award opportunities based on the Company’s ability to exceed, meet, or fail to meet predetermined targets. This year the predetermined targets consist of a continuing EPS target (“EPS Target”) and a margin improvement target (“MA Target”). 70% of an executive’s TA opportunity is dependent on the Company’s performance with respect to the EPS Target and 30% of an executive’s TA opportunity is dependent on the Company’s performance with respect to the MA Target. The TA opportunities for members of the SMG, assuming the Company’s final continuing EPS results coincide with the EPS Target and margin improvement results coincide with the MA Target, range from 32% to 75%. The TM range for the EPS Target may reduce the awards to 0% or increase the awards to 200% of the EPS Target-related portion of an executive’s bonus opportunity. The TM range for the MA Target may reduce the awards to 0% or increase the awards to 200% of the MA Target-related portion of an executive’s bonus opportunity.

Merit Bonuses

Promotions, changes in job responsibility, and extraordinary program achievements may also result in a merit-based bonus that is not awarded pursuant to the authority of the 2002 SIP. Merit-based bonuses are based, in the case of the CEO, on the evaluation of the Compensation Committee, and in the case of members of the SMG other than the CEO, on the recommendation of the CEO and the President, and with the Committee’s approval.

Special merit bonuses, as set out in column (d) of the “Summary Compensation Table” on p.24, were paid to the CEO, the President, the CFO, and the current heads of the Employee Services and the Financial Services divisions during 2007. In the cases of the CEO, the President, the CFO and the head of the Employee Services division, these awards were granted by the Committee in recognition of their achievements in, and relative responsibility for, leading the Company through six consecutive years of EPS growth of 20% or more, achieving a 10.4% compound annual growth rate in revenue since 2004, obtaining a 32% compound annual growth rate in earnings per share since 2004, and attaining a 31% compound annual growth rate in share price since 2004. The Committee also awarded a special merit bonus to the head of the Financial Services division to recognize his rapid and successful transition into this vital leadership position. The Committee did not use a mathematical model for determining the amount of compensation that should be awarded for these efforts and successes, but agreed that awards, amounting to approximately 15.6%, 12.9%, 6.3%, 2.4%, and 5.6% of the otherwise combined base and bonus compensation for the year, of the CEO, President, CFO, and the Employee Services and Financial Services practice heads respectively, were reasonable awards for these otherwise uncompensated achievements.

In 2006 special merit bonuses were awarded to the CEO and the President. With respect to the CEO, the Compensation Committee determined that Mr. Gerard had undertaken a number of special efforts, and deserved special recognition for continuing efforts to repeatedly attain long-term goals of CBIZ, sufficient to support an additional merit bonus to him. Specifically, in 2006 Mr. Gerard took more detailed, day-to-day responsibility for overseeing the operations and management of the Company’s Medical Management Professionals business line. In addition, the Committee determined that Mr. Gerard was principally responsible for driving the continued success of the Company’s cross-serving strategy, and that he, as well as the Company President and COO, Mr. Grisko, should be credited with the Company’s maintenance of its level of annual improvements in marginal earnings over the preceding five years. The Committee did not use a mathematical model for determining the amount of compensation that should be awarded for these efforts and successes, but agreed that $150,000, amounting to approximately 14% of his otherwise combined base and bonus compensation for the year, was a reasonable award for these otherwise uncompensated achievements.

With respect to the 2006 special merit bonus paid to the Company’s President and COO, the Compensation Committee determined that Mr. Grisko deserved an additional merit bonus based upon his work on a number of special efforts and for his part in the continuing efforts to repeatedly attain long-term financial goals of CBIZ. In 2006 Mr. Grisko took over ultimate control and management responsibility for the Company’s Financial Services business line. The Committee also determined that Mr. Grisko deserved credit, along with Mr. Gerard, for the Company’s maintenance of its annual improvements in marginal earnings over the preceding five years. Again, the Committee did not use a mathematical model for determining the amount of compensation that should be awarded for these efforts and successes, but determined that $62,500, amounting to approximately 8% of his otherwise combined base and bonus compensation for the year, was a reasonable award for these otherwise uncompensated successes.

Long-Term Incentive Compensation

Stock Option and Restricted Stock Programs

The Stock Option and Restricted Stock Programs enable the Company to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Equity awards are determined based on market data and vary among participants based on their positions and functions within the Company. Option awards vest, restrictions on stock awards lapse, grants are awarded, conditions and terms apply, and pricing is set by the Compensation Committee according to the procedures described on p. 17.

The Hewitt Associates 2006 study indicated that CBIZ’s long-term incentive compensation in the form of stock option or restricted stock grants was significantly below the targeted 50th percentile of long-term equity incentive compensation paid to similarly situated executives. Our consultant recommended that we begin to address the significant disparity in long-term incentives in 2006, and to continue the program until the Company is able to achieve some consistency with the 50th percentile targets for the aggregate of the various components of total compensation, as well as with the targets for the individual components. The Committee agreed with the recommendation that given then current incentive compensation levels for the SMG, it would be appropriate over a two or three year period to use enhanced short-term incentives to offset potential deficiencies in the long-term incentive program in order to stay competitive on a total compensation basis. The Committee agreed with the approach that market differences should be calculated and long-term equity incentive compensation should be added incrementally over a three-year period.

Rather than implement a rigid multi-year program, however, the Committee determined that it would address each year’s plan individually, and make corrections to component compensation levels as necessary over time. The Committee adopted this approach and implemented it through awards in 2006 and 2007. It is anticipated that it may continue this program in 2008 as well, after which time the need for the program will be reevaluated. The 2007 awards for the named executive officers are set out in the “Grants of Plan Based Awards” table on p. 26.

Deferred Compensation and Retirement Savings Plans

Retirement Savings Plan

The CBIZ Retirement Savings Plan (the “Savings Plan”) is a tax qualified retirement savings plan pursuant to which all U.S. based associates, including the named executive officers, are able to contribute the lesser of up to 80% of their annual salary or $15,000 (plus an additional $5,000 if the participant was at least 50 years old) to the Savings Plan on a before tax basis. The Company will match 50% of the first 6% of pay that is contributed to the Savings Plan. Employees are permitted to become participants in the Savings Plan after 60 days of employment. Employer matching payments commence after participants have been employed for one year. Participant contributions are fully vested after a participant has been employed for three years. Participants deposit savings in one or more of 18 stock and bond investment funds. The 2007 at-market annual rates of return of the investment choices available to participants ranged from -8.67% to 19.23%, depending on each participant’s fund selections.

Non-qualified Deferred Compensation Plan

The named executive officers, as well as any other member of the SMG, any BUL and any other employee scheduled to earn more than $200,000 annually are entitled to participate in the CBIZ Employee Non-qualified Deferred Compensation Plan. Pursuant to this deferred compensation program, eligible employees can defer up to 100% of any bonus and commission payments, as well as up to 25% of their base compensation. There is no employer match in this program.

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes it is operating in good faith compliance with the provisions of the Act. For additional information about this plan, please refer to the discussion beginning on p. 29.

CBIZ 2007 Employee Stock Purchase Plan

At the 2007 Annual Meeting, stockholders approved the CBIZ 2007 Employee Stock Purchase Plan (“ESPP”), under which employees may purchase CBIZ stock at a 15% discount, and may contribute up to $25,000 toward purchases of stock by payroll deduction or otherwise, in accordance with the terms of the ESPP. The named executive officers and all other members of the SMG are entitled to participate in the ESPP. To the extent the named executive officers participated in this program, the total dollar value of discount they obtained at the time of purchase is stated in the “Other Compensation” table on p.25.

Perquisites and Other Personal Benefits

The Company provides the named executive officers and other members of the SMG with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. Certain of the named executive officers are provided with the use of company automobiles, tax preparation assistance, participation in the plans and programs described above, long-term disability plans, life insurance, and the use of Company golf club memberships for personal use. The SMG, like all full-time employees of the Company, are provided with a death benefit program that provides for a payment of up to $50,000 in the event of death during employment. This program is provided to all full-time employees at no charge, and the enrollment of the named executive officers in this program has been determined by the Company to have no aggregate incremental cost. When executives use the Company’s golf club memberships for personal use, they reimburse CBIZ for any and all charges incurred in connection with their personal use. The occasional personal use of these memberships has been determined by the Company to have no aggregate incremental cost. In addition, the CEO is provided with certain hotel, airfare, car transportation, and other travel-related services, a portion of which, plus tax gross-up, are attributed to the CEO as income.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2007, are included in column (i) of the “Summary Compensation Table” on p.24. The Company has entered into employment agreements or severance protection agreements with certain key employees, including several of the named executive officers. These agreements are designed to promote stability and continuity of key members of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control” on p.30.

Comparison of Compensation to Targets

As previously stated, the Committee generally targets aggregate compensation for the collective SMG at the 50th percentile of total compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective in general, and in evaluating compensation targets for individual members of the SMG, may occur as dictated by the experience level of the individual, his or her relative importance or unique function within the organization, special meritorious conduct during the year or over a longer period, and market factors.

The compensation levels of the named executive officers generally compare fairly to the Committee’s aggregate targets for their respective positions. When comparing the aggregate compensation of the named executive officers to the 50th percentile targets of the 2006 Hewitt Associates study, the Committee did not believe that the special merit bonuses should be included, since merit pay for such special achievements noted did not appear to be reflected in the study’s results.

The CEO’s total compensation, including FAS 123R-valued long-term equity grants but excluding the special merit bonus in 2007, was $1,604,313, compared with the 2006 Hewitt study’s 50th percentile target of $1,652,142 for total compensation, including long-term incentive equity grants. The President’s total compensation, including

FAS 123R-valued equity grants but excluding the special merit bonus in 2007, was $1,085,127 compared with the 2006 Hewitt study’s 50th percentile target of $937,766 for total cash compensation, including long-term incentive equity grants. The Committee felt the difference in compensation over the target was acceptable, given the disparity between current competitive compensation levels and the 2006 standards of the last full Hewitt study, as well as the Committee’s effort to adjust the long-term incentive program to meet market competition. The CFO’s total compensation, including FAS 123R-valued equity grants but excluding the special merit bonus in 2007, was $788,163, compared with the 2006 Hewitt study’s 50th percentile target of $707,397 for total cash compensation, including long-term incentive equity grants. The Committee felt the difference in the CFO’s compensation over the target was acceptable, given the disparity between current competitive compensation levels and the 2006 standards of the last full Hewitt study, as well as the Committee’s effort to adjust the long-term incentive program to meet market competition.

With respect to the heads of two of our principal business divisions, the market data available to the Committee through our acquisition discussions and publicly available competitive intelligence strongly indicate that the 2006 Hewitt study targets for these positions greatly understate the compensation packages obtained by persons heading comparably sized insurance brokerages and accounting and consulting firms. The Employee Services division head’s total compensation, including FAS 123R-valued equity grants but excluding the special merit bonus in 2007, was $824,865, compared with the 2006 Hewitt study’s 50th percentile target of $556,655 for total cash compensation, including long-term incentive equity grants. However, the market data indicate that compensation packages at the current, and even greater levels, are readily available to those at outside organizations holding similar and even less significant positions to the head of our Employee Services division.

The head of the Financial Services division joined the Company in May, 2007. However, if he had served a full year, his total compensation, including FAS 123R-valued equity grants but excluding the special merit bonus in 2007, would likely have amounted to approximately $800,000 to $825,000, compared with the 2006 Hewitt study’s 50th percentile target of $597,432 for total cash compensation, including long-term incentive equity grants. Again, however, the Company’s ancillary compensation data regarding the actual current market pay for heads of comparably sized accounting and consulting firms clearly indicates that the approximate current pay for this position is supported by the marketplace. Packages at the current and greater levels are readily available to others holding similar or less significant positions as the head of our Financial Services division.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the qualified incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve an executive’s total package consisting of a combination of the available compensation components that will not meet these requirements. The Committee may approve of such a package in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2007, the amount of base salary and other payments not made in connection with a qualified incentive plan in excess of $1,000,000 for any named executive officer was not deductible for federal income tax purposes.

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for any stock-based awards or payments under its 2002 SIP and prior stock option plan in accordance with the requirements of FASB Statement No. 123R.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board of Directors that it be included in the Company’s proxy statement.

Compensation Committee of the Board of Directors

Joseph S. DiMartino, Chairman
Richard C. Rochon
Todd Slotkin

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other[5]
Name and		Salary	Bonus[1]	Awards[2]	Awards[2]	Compensation [3]	Earnings[4]	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Steven L. Gerard (PEO) Chairman & CEO	2007	625,000	250,000	70,020	125,876	515,525	36,926	230,966	1,854,313
	2006	600,000	150,000	33,680	55,567	450,000	15,881	220,128	1,525,256
Jerome P. Grisko, Jr. President & COO	2007	468,000	140,000	53,290	98,046	379,080	69,830	16,881	1,225,127
	2006	450,000	62,500	26,035	91,811	337,500	100,575	7,796	1,076,217

Ware Grove (PFO) SVP & CFO	2007	364,000	50,000	42,653	71,143	245,700	43,321	21,346	838,163
	2006	350,000	0	21,455	59,856	218,750	36,588	7,928	694,577
Leonard Miller[6]
Prior SVP Financial Services	2007	426,000	0	42,653	70,869	234,300	34,806	7,430	816,058
	2006	410,000	0	21,455	68,107	256,000	53,760	7,280	816,602
Robert O’Byrne SVP Employee Services	2007	416,000	20,000	42,653	70,869	280,800	0	14,543	844,865
	2006	400,000	0	21,455	69,583	250,000	0	7,280	748,318
David Sibits[6]
SVP Financial Services	2007	268,894	25,000	13,800	8,954	180,159	0	340	497,147
	2006	—	—	—	—	—	—	—	—

(1)	Represents a special merit bonus approved by Compensation Committee. The bases for these bonuses are stated in the “Comparison of Compensation” to Targets section of the Compensation Discussion and Analysis.

(2)	FAS 123R expense for awards including expense, if applicable, for those awards granted in prior years.

(3)	Pursuant to the applicable year’s EIP adopted by the Compensation Committee in advance of that year’s performance, which incentive compensation plans were established pursuant to the 2002 SIP.

(4)	CBIZ does not maintain a defined benefit or pension plan other than its 401k retirement savings plan.

(5)	See, Other Compensation table, on p.25.

(6)	Mr. David Sibits succeeded Mr. Leonard Miller in the CBIZ executive director post of SVP, Financial Services in May 2007.

Other Compensation

		Perquisites								Company			Long-Term	ESPP
		and Other								Contributions	Automobile		Disability	Stock
		Personal						Insurance		to	Adjustments & car		Insurance	Discount
		Benefits		Airfare		Hotel		Premiums		401(k) Plans	Service		Premiums	Value	Total
Name	Year	($)		($)		($)		($)		($)	($)		($)	($)	($)

Steven L. Gerard	2007	12,204	[1]	38,893	[2]	21,889	[2]	130,485	[3]	6,750	19,227	[4]	680	838	230,966
	2006	9,489	[1]	35,479	[2]	15,243	[2]	130,796	[3]	6,600	21,841	[4]	680	—	220,128
Jerome P. Grisko, Jr.	2007	—		—		—		—		6,750	8,392	[5]	680	1,059	16,881
	2006	—		—		—		—		6,600	516	[5]	680	—	7,796
Ware Grove	2007	—		—		—		—		6,750	9,504	[5]	680	4,412	21,346
	2006	—		—		—		—		6,600	648	[5]	680	—	7,928
Leonard Miller	2007	—		—		—		—		6,750	—		680	—	7,430
	2006	—		—		—		—		6,600	—		680	—	7,280
Robert O’Byrne	2007	100	[6]	2,601	[7]	—		—		6,750	—		680	4,412	14,543
	2006	—		—		—		—		6,600	—		680	—	7,280
David Sibits	2007	—		—		—		—		—	—		340	—	340
	2006	—		—		—		—		—	—		—	—	—

(1)	Includes payments or reimbursement, plus tax gross-up, for meals, telephone service, valet services, and tax consulting services.

(2)	Includes tax gross-up.

(3)	Life insurance premium, plus tax gross-up, for policy required under employment contact.

(4)	Includes livery services and leased auto adjustment, plus tax gross-up.

(5)	Leased auto adjustment only.

(6)	Airline club fee.

(7)	Spousal travel.

Employment or Other Agreements

Mr. Gerard’s original employment agreement was amended by the First Amended and Restated Employment Agreement, executed March 22, 2007. It extended the term of the original employment agreement to be ongoing and continued the terms of Mr. Gerard’s original October 11, 2000 contract by setting base salary at a minimum of $500,000 per year, with a minimum bonus of $150,000 in the absence of any approved performance-based incentive bonus plan such as the EIP. Other terms of the original contract were also continued, including an automobile allowance, participation in CBIZ welfare, incentive plans, maintenance of a $2,000,000 life insurance policy, and reimbursement for certain travel and housing expenses. Consistent with the original contract, if the agreement is terminated by CBIZ without cause or by Mr. Gerard for good reason based on a material alteration of his job duties, a reduction in his base compensation, or a material breach of his agreement, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to two times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ or by Mr. Gerard for good reason related to a change in control of CBIZ, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to 2.99 times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ with cause or by Mr. Gerard without good reason, as defined by the contract, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, and (2) other amounts due through the date of termination. The contract contains restrictive covenants that obligate Mr. Gerard to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, and (3) avoid disparagement of the Company.

Mr. Grisko’s Severance Protection Agreement, executed February 1, 2000, continues to entitle him to receipt of an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause (including termination resulting from a change of control), or upon a request by the Chairman of the Board that Mr. Grisko resign. Severance would include (1) a cash payment of two times Mr. Grisko’s previous year’s salary, bonus and other incentive compensation at the time of termination, (2) continued participation for two years in CBIZ health and welfare benefit plans, (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options, (4) receipt of title to any company vehicle then in use by Mr. Grisko, and (5) payment of club membership dues to a private club of his choosing. Mr. Grisko has voluntarily declined to accept club membership dues at this time. The contract contains restrictive covenants that obligate Mr. Grisko to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a two-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Mr. Grove’s employment agreement, executed December 12, 2000, provides for payment of a base salary, continuing discretionary bonuses, an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination due to a change of control. Severance would include (1) continued payment for a period of one year of Mr. Grove’s base salary at the time of termination, and (2) continued participation for one year in CBIZ health and welfare benefit plans. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return Company information or other personal and intellectual property, (3) abide by a one-year non-compete, and one-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the Company.

Both Messrs. Miller and O’Byrne were originally employed under executive employment agreements attendant to the sale of their businesses to CBIZ. These agreements have expired, with the exception of certain restrictive covenants contained therein. Mr. Sibits is entitled to participate in the compensation programs available to the SMG, and has committed to restrictive covenants comparable to those of Messrs. Miller and O’Byrne. Under the CBIZ Executive Severance Policy, all three individuals are entitled to six months base pay if they are terminated other than for cause, or twelve months base pay if they are terminated in the event of a change in control.

Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number of	Number of	or Base	Value of
								Shares of	Securities	Price of	Stock and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Steven L. Gerard	5-7-07	n/a	n/a	n/a	181,680[1]	181,680[1]	181,680[1]	—	—	n/a	181,680
	5-7-07	n/a	n/a	n/a	832,700[2]	—[3]	—[3]	—	—	7.57	347,600
Jerome P. Grisko, Jr.	5-7-07	n/a	n/a	n/a	136,260[4]	136,260[4]	136,260[4]	—	—	n/a	136,260
	5-7-07	n/a	n/a	n/a	529,900[5]	—[3]	—[3]	—	—	7.57	221,200
Ware Grove	5-7-07	n/a	n/a	n/a	105,980[6]	105,980[6]	105,980[6]	—	—	n/a	105,980
	5-7-07	n/a	n/a	n/a	363,360[7]	—[3]	—[3]	—	—	7.57	151,680
Leonard Miller	5-7-07	n/a	n/a	n/a	105,980[6]	105,980[6]	105,980[6]	—	—	n/a	105,980
	5-7-07	n/a	n/a	n/a	363,360[7]	—[3]	—[3]	—	—	7.57	151,680
Robert O’Byrne	5-7-07	n/a	n/a	n/a	105,980[6]	105,980[6]	105,980[6]	—	—	n/a	105,980
	5-7-07	n/a	n/a	n/a	363,360[7]	—[3]	—[3]	—	—	7.57	151,680
David Sibits	5-14-07	n/a	n/a	n/a	88,320[8]	88,320[8]	88,320[8]	—	—	n/a	88,320
	5-14-07	n/a	n/a	n/a	147,200[9]	—[3]	—[3]	—	—	7.36	61,400

(1)	Represents value of 24,000 restricted shares granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all restrictions lapse. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

(2)	Represents exercise price and value of 110,000 options granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all options vest and closing price is equivalent to exercise price. Option vesting is time-based in increments of 25% in each of the four years following the grant date.

(3)	Target values can not be determined since options are time-vesting only. Maximum values can not be determined until all options vest and the stock price on that date is known.

(4)	Represents value of 18,000 restricted shares granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all restrictions lapse. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

(5)	Represents exercise price and value of 70,000 options granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all options vest. Option vesting is time-based in increments of 25% in each of the four years following the grant date.

(6)	Represents value of 14,000 restricted shares granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all restrictions lapse. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

(7)	Represents exercise price and value of 48,000 options granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all options vest. Option vesting is time-based in increments of 25% in each of the four years following the grant date.

(8)	Represents value of 12,000 restricted shares granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all restrictions lapse. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

(9)	Represents exercise price and value of 20,000 options granted pursuant to the 2002 SIP, valued at closing price of stock on date of grant, assuming all options vest. Option vesting is time-based in increments of 25% in each of the four years following the grant date.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
												Equity
												Incentive
												Plan
										Equity		Awards:
										Incentive		Market
										Plan		or Payout
				Equity						Awards:		Value of
				Incentive						Number of		Unearned
				Plan Awards:					Market	Unearned		Shares,
				Number of				Number of	Value of	Shares,		Units or
	Number of		Number of	Securities				Shares or	Shares or	Units or		Other
	Securities		Securities	Underlying				Units of	Units of	Other		Rights That
	Underlying		Underlying	Unexercised		Option		Stock That	Stock That	Rights		Have
	Unexercised		Unexercised	Unearned		Exercise		Have Not	Have Not	That Have		Not
	Options		Options	Options		Price	Option	Vested	Vested	Not Vested		Vested
Name	(#) Exercisable		(#) Unexercisable	(#)		($)	Expiration Date	(#)	($)	(#)		($)

Steven L. Gerard	0		n/a	110,000	[1]	7.57	05-07-2013	n/a	n/a	24,000	[2]	235,440
	13,750		n/a	41,250	[1]	8.08	04-03-2012	n/a	n/a	9,000	[2]	88,290
	12,000		n/a	18,000	[3]	3.45	04-15-2011	n/a	n/a	10,000	[4]	98,100
	18,000		n/a	12,000	[3]	4.30	05-04-2010	n/a	n/a	6,666	[4]	65,393
Jerome P. Grisko, Jr.	0		n/a	70,000	[1]	7.57	05-07-2013	n/a	n/a	18,000	[2]	176,580
	8,875		n/a	26,250	[1]	8.08	04-03-2012	n/a	n/a	6,750	[2]	66,218
	8,800		n/a	13,200	[3]	3.45	04-15-2011	n/a	n/a	8,000	[4]	78,480
	13,200		n/a	8,800	[3]	4.30	05-04-2010	n/a	n/a	5,333	[4]	52,317
	125,000	[5]	0	n/a		3.45	04-05-2008
Ware Grove	0		n/a	48,000	[1]	7.57	05-07-2013	n/a	n/a	14,000	[2]	137,340
	6,000		n/a	18,000	[1]	8.08	04-03-2012	n/a	n/a	5,250	[2]	51,503
	7,200		n/a	10,800	[3]	3.45	04-15-2011	n/a	n/a	7,000	[4]	68,670
	10,800		n/a	7,200	[3]	4.30	05-04-2010	n/a	n/a	4,666	[4]	45,773
	16,000		n/a	4,000	[3]	2.90	05-16-2009
Leonard Miller	0		n/a	48,000	[1]	7.57	05-07-2013	n/a	n/a	14,000	[2]	137,340
	6,000		n/a	18,000	[1]	8.08	04-03-2012	n/a	n/a	5,250	[2]	51,503
	7,200		n/a	10,800	[3]	3.45	04-15-2011	n/a	n/a	7,000	[4]	68,670
	10,800		n/a	7,200	[3]	4.30	05-04-2010	n/a	n/a	4,666	[4]	45,773
Robert O’Byrne	0		n/a	48,000	[1]	7.57	05-07-2013	n/a	n/a	14,000	[2]	137,340
	6,000		n/a	18,000	[1]	8.08	04-03-2012	n/a	n/a	5,250	[2]	51,503
	7,200		n/a	10,800	[3]	3.45	04-15-2011	n/a	n/a	7,000	[4]	68,670
	10,800		n/a	7,200	[3]	4.30	05-04-2010	n/a	n/a	4,666	[4]	45,773
	100,000	[5]	0	n/a		3.45	04-05-2008
David Sibits	0		n/a	20,000	[1]	7.36	05-14-2013	n/a	n/a	12,000	[2]	117,720

(1)	Grant of options under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Option vesting is time-based in increments of 25% in each of the four years following the grant date. Options expire after six years.

(2)	Grant of restricted shares under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Restrictions are time-based and lapse in increments of 25% in each of the four years following the grant date.

(3)	Grant of options under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Option vesting is time-based in increments of 20% in each of the five years following the grant date. Options expire after six years.

(4)	Grant of restricted shares under 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan. Restrictions are time-based and lapse in increments of 1/3 on each of the third, fourth, and fifth anniversaries following the grant date.

(5)	Grant of options under 1996 Amended and Restated Century Business Services, Inc. Employee Stock Option Plan, which was not a qualified Equity Incentive Plan. This plan was subsumed by the 2002 Amended and Restated Stock Incentive Plan, an Equity Incentive Plan, upon shareholder approval at the 2002 Annual

Meeting. Option vesting is time-based in increments of 20% in each of the five years following the grant date. Options expire after six years.

Option Exercises and Stock Vested

	Option Awards				Stock Awards
	Number of Shares		Value Realized on		Number of Shares
	Acquired on Exercise		Exercise		Acquired on Vesting	Value Realized on Vesting
Name	(#)		($)		(#)	($)

Steven L. Gerard	250,000	[1]	1,480,596	[2]	6,333	46,194
Jerome P. Grisko	210,000	[3]	1,149,099	[2]	4,916	35,871
Ware Grove	75,000	[4]	300,000	[2]	4,083	29,812
Leonard Miller	100,000	[5]	540,000	[2]	4,083	29,812
Robert O’Byrne	120,000	[6]	667,608	[2]	4,083	29,812
David Sibits	0		0		0	0

(1)	Of these shares, 108,310 were retained. 141,690 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

(2)	This amount represents the total taxable compensation on the exercise, prior to payment of taxes, commissions, transaction fees, and handling fees.

(3)	Of these shares, 89,500 were retained. 120,500 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

(4)	Of these shares, 21,509 were retained. 53,491 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

(5)	All shares were sold.

(6)	Of these shares, 62,655 were retained. 57,345 were sold to cover the exercise price of the options, the exercise fees paid to the Stock Incentive Plan Administrator, and applicable federal, state and local taxes.

Non-qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Steven L. Gerard	180,985	0	36,926	0	650,443
Jerome P. Grisko, Jr.	126,845	0	69,830	0	1,168,492
Ware H. Grove	145,849	0	43,321	0	603,337
Leonard Miller	170,566	0	34,806	0	700,564
Robert O’Byrne	0	0	0	0	0
David Sibits	0	0	0	0	0

The CBIZ Employee Non-qualified Deferred Compensation Plan allows participants to contribute up to 25% of their base compensation, and up to 100% of any commission and bonus compensation earned throughout the year, and to invest such compensation in one or more of 13 stock, bond and money market investment funds. The 2007 at-market rates of return of the investment choices available to participants ranged from -8.67% to 19.23%, depending on each participant’s fund selections. Contributions are deposited into a rabbi trust, a grantor trust that limits management’s ability to use deposits in the trust by isolating the funds from the Company’s working capital. Money in the trust is always subject to the claims of the Company’s general creditors. Contributors’ interests in the trust are not subject to assignment, alienation, pledge, or attachment. Withdrawals and payouts generally are only permitted upon retirement or expiration of a term of years established by the participant in advance of contributions. Following death and disability, distributions are made as soon as administratively possible. Hardship withdrawals are permitted only under restricted circumstances. In the event of termination of employment, all funds in a participant’s account are payable to the participant no earlier than six months following termination, except for funds in designated retirement accounts once an employee has completed ten years of employment service, which retirement account funds are payable over a period of up to ten years. All payouts and changes to distribution elections are subject to the provisions of IRC Section 409A. There is no employer match in this program.

The Company also maintains a Non-Employee Directors Non-qualified Deferred Compensation Plan with the same investment fund choices, 2007 range of rates of return, and plan structure as stated with respect to the CBIZ Employee Non-qualified Deferred Compensation Plan. Directors may defer all their director retainer, meeting and committee chair fees into this plan.

Potential Payments upon Termination or Change in Control

The table below reflects the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not “for cause” termination, termination following a change of control and in the event of disability or death of the executive is shown. The Company does not have an early retirement plan, and the named executive officers do not have agreements calling for or permitting payments based upon an early retirement. The amounts shown assume termination was effective as of December 31, 2007, and are estimates of the amounts that would be paid to the executives upon their termination, as a result of their termination, or as a result of a change in control. The table does not include payments of already vested sums or rights that are due and owing to the employee by virtue of their service through the date of termination, assumed to be December 31, 2007. Moreover, the actual amounts that would actually be paid can only be determined at the time of such executive’s actual separation from the Company.

Payments Made Upon Termination or Retirement

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These payments are not caused or precipitated by termination or change in control, and are payable or due to any employee of the Company regardless of whether or not the employee was terminated or a change in control has occurred. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested option or restricted share grants pursuant to the 2002 SIP or its predecessor plan; and

•	vested amounts under the CBIZ Employee Retirement Savings Plan and the Non-qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination or Retirement” above, the named executive officer will receive benefits under the Company’s disability plan or payments under the Company’s group life insurance plan, as appropriate. Each CBIZ employee receives an automatic death benefit of up to one times their annual base salary, up to a maximum of $50,000, paid by a life insurance carrier. CBIZ pays the de minimus monthly premium per person for this group benefit policy. Supplemental life insurance policies are available to all CBIZ employees as well, at an additional cost borne by the employee. The applicable life insurance carriers, and not CBIZ, pay death benefits under these policies.

All CBIZ employees are eligible for short-term disability payments, which are limited to 60% of the employee’s base pay for a maximum period of 26 weeks, and are paid for by the Company. Thereafter, named executive officer employees, if suffering from a permanent total disability and enrolled in a the Company’s Long-Term Disability program, may receive up to 60% of the employee’s pay up to a maximum monthly benefit of $10,000, and are paid for by the Long-Term Disability plan insurance carrier. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability, the employee’s age, and the position of an employee at the time disability occurs.

		Before Change in		After Change in
		Control		Control
		Termination		Termination
		w/o Cause or for		w/o Cause or		Voluntary
Name	Benefit	Good Reason		for Good Reason		Termination	Death		Disability

Steven L. Gerard	Severance Pay	2,424,500	[1]	3,624,627	[2]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		247,500	[4]
	Option Acceleration	498,363	[5]	498,363	[5]	n/a	n/a		n/a
	Restricted Stock Acceleration	487,223	[6]	487,223	[6]	n/a	n/a		n/a
	2 Years Benefits Continuation	142,698	[7]	142,698	[7]	n/a	n/a		n/a
Jerome P. Grisko, Jr.	Severance Pay	1,974,160	[8]	1,974,160	[8]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		200,000	[4]
	Option Acceleration	1,129,653	[9]	1,129,653	[9]	n/a	n/a		n/a
	Restricted Stock Acceleration	373,594	[10]	373,594	[10]
	Automobile	54,390	[11]	54,390	[11]	n/a	n/a		n/a
	2 Years Benefits Continuation	27,218	[12]	27,218	[12]	n/a	n/a		n/a
	Club Membership	—	[13]	—	[13]
Ware Grove	Severance Pay	364,000	[14]	728,000	[15]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		169,200	[4]
	Option Acceleration	n/a		274,660	[16]	n/a	n/a		n/a
	1 Year Benefits Continuation	14,115	[17]	14,115	[17]	n/a	n/a		n/a
Leonard Miller	Severance Pay	213,000	[18]	426,000	[19]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		187,800	[4]
	Option Acceleration	n/a		247,020	[16]	n/a	n/a		n/a
Robert O’Byrne	Severance Pay	208,000	[18]	416,000	[19]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		184,800	[4]
	Option Acceleration	n/a		247,020	[16]	n/a	n/a		n/a
David Sibits	Severance Pay	212,500	[18]	425,000	[19]	n/a	n/a		n/a
	Death Benefit Payments	n/a		n/a		n/a	—	[3]	n/a
	Disability Payments	n/a		n/a		n/a	n/a		187,500	[4]
	Option Acceleration	n/a		49,000	[16]	n/a	n/a		n/a

(1)	Two times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(2)	2.99 times the sum of the then current year base salary plus the average of three prior year bonuses, pursuant to CEO’s First Amended and Restated Employment Agreement.

(3)	Death benefits under life insurance policies are not paid by the Company. Any death benefit is paid by the applicable insurance carrier. Each named executive officer is eligible to receive the $50,000 death benefit paid by a group life insurance carrier. Mr. Gerard is enrolled in a supplemental life insurance program purchased through the Company from a group life carrier for which he pays the premiums, and holds a $2,000,000 life insurance policy called for under his First Amended and Restated Employment Agreement for which the Company pays his premiums. Messrs. Grisko and O’Byrne also are enrolled in a supplemental life insurance program, purchased through the Company from a group life carrier, for which they pay the premiums.

(4)	Benefits shown represent the first year of disability payments assuming total permanent disability. Benefits are payable under the CBIZ Short-Term Disability plan, which amount to 60% of the employee’s pay for a maximum period of 26 weeks, and the Company’s Long-Term Disability program (“LTD”), which amount to 60% of the employee’s pay up to a maximum monthly benefit of $10,000 for permanent total disability. After the first year following disability, payments are only under the LTD, with benefits amounting to a maximum of $120,000 per year, until maximum benefits are reached, for each named executive officer. Actual coverage and maximum benefits are dependent solely on the nature of a particular disability. For those aged under 63, LTD benefits terminate at age 65.

(5)	Value is calculated as the number of in-the-money options at December 31, 2007 multiplied by the difference between the closing price on the last trading day of 2007 and the exercise price for each share. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(6)	Value is calculated as the number of restricted shares held by executive at December 31, 2007 multiplied by the closing price on the last trading day of 2007. Payable pursuant to CEO’s First Amended and Restated Employment Agreement.

(7)	Cost of maintaining benefits in which CEO was enrolled at the end of 2007 for period of two years, as required by First Amended and Restated Employment Agreement. At the end of 2007, the only benefits in which the CEO was enrolled were a $2,000,000 life insurance program called for under the CEO’s First Amended and Restated Employment Agreement, as well as a supplemental life insurance policy for which the CEO himself pays.

(8)	Two times the sum of the then current year base salary plus the maximum amount payable as incentive compensation or bonus for then current year, pursuant to President’s Severance Protection Agreement.

(9)	Value is calculated as the number of in-the-money options held by executive at December 31, 2007 multiplied by the difference between the closing price on the last trading day of 2007 and the exercise price for each share. Payable pursuant to President’s Severance Protection Agreement.

(10)	Value is calculated as the number of restricted shares at December 31, 2007 multiplied by the closing price on the last trading day of 2007. Payable pursuant to President’s Severance Protection Agreement.

(11)	Kelley Blue Book value of current automobile provided to executive by the Company, the title of which must be transferred to President for any termination other than for cause, pursuant to his Severance Protection Agreement.

(12)	Represents continuation for a period of two years, as required by President’s Severance Protection Agreement, of President’s 2007 year-end medical, dental, and vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(13)	President’s Severance Protection Agreement calls for payment of membership fees in a club of President’s choice. Currently, President has voluntarily foregone club membership called for by the agreement, and therefore a value of this amount cannot be determined at this time.

(14)	One year base pay, payable over 12 months, pursuant to CFO’s employment agreement.

(15)	Two years base pay, payable over 24 months, pursuant to CFO’s employment agreement.

(16)	Option awards are accelerated pursuant to the terms of the Amended and Restated 2002 CBIZ, Inc. Stock Incentive Plan. Value is calculated as the number of in-the-money options held by executive at December 31, 2007 multiplied by the difference between the closing price on the last trading day of 2007 and the exercise price for each share.

(17)	Represents continuation for a period of one year, as required by CFO’s employment agreement, of CFO’s 2007 year-end medical, dental, vision plans, as well as a small supplemental life policy, which benefits were available to all CBIZ employees.

(18)	Six months base pay for terminations other than for cause, pursuant to the CBIZ Executive Severance Policy.

(19)	One year base pay for terminations related to change in control, pursuant to the CBIZ Executive Severance Policy.

Director Compensation

For fiscal 2007, Non-Employee Director compensation consisted of:

•	a $30,000 annual retainer paid in cash to each director except Messrs. Burdick and Slotkin, who chose to deposit all 2007 fees due them into their accounts under the CBIZ Non-Employee Director Deferred Compensation Plan;

•	a $10,000 Audit Committee Chair fee and a $5,000 Committee Chair fee to the chairmen of the Nominating and Governance, Audit, and Compensation Committees of the Board;

•	a meeting attendance fee of $1,500 for each board and committee meeting attended; and

•	an annual equity grant of 7,000 restricted shares to each Non-Employee Director, with restrictions lapsing on one-half of the shares on the first and second anniversaries of the date of grant. The annual equity grant is awarded at, or shortly after, the first regularly scheduled meeting of the Compensation Committee each year. The equity grant is awarded upon passage of a resolution of the Committee and the time-lapsing of restrictions is tied to the date of the actual grant.

Our Non-Employee Directors are permitted to participate in the CBIZ Non-Employee Director Deferred Compensation Plan. Directors may direct that their retainer and meeting attendance fees be deposited into the Plan. There is no matching payment into the Plan by the Company, and directors may select from the same eleven investment choices available to participants in the CBIZ Employee Nonqualified Deferred Compensation Plan. During 2007, the rates of return for these investment choices ranged from -8.67% to 19.23%, depending on a participant’s fund selections.

Non-Employee Directors receive no compensation other than directors’ fees and the noted equity grant. Employee directors receive no director fee compensation.

Director Compensation Table

							Change in Pension Value
						Non-Equity	and Nonqualified
	Fees Earned or				Option	Incentive Plan	Deferred	All Other
	Paid in Cash		Stock Awards		Awards	Compensation	Compensation Earnings	Compensation	Total
Name	($)		($)		($)	($)	($)	($)	($)

Rick L. Burdick	7,500	[1]	49,000	[2]	0	0	35,0523	0	91,552
Michael H. DeGroote	34,500	[4]	49,000	[2]	0	0	0	0	83,500
Joseph S. DiMartino	48,500	[5]	49,000	[2]	0	0	0	0	97,500
Harve A. Ferrill	45,000	[6]	49,000	[2]	0	0	0	0	94,000
Richard C. Rochon	55,500	[7]	49,000	[2]	0	0	0	0	104,500
Todd J. Slotkin	0		49,000	[2]	0	0	54,485 [8]	0	103,485
Donald V. Weir	59,500	[9]	49,000	[2]	0	0	0	0	108,500

(1)	Represents a quarterly payment of the annual director retainer fee.

(2)	FAS 123R expense related to Restricted Stock award of 7,000 shares in 2007. This does not reflect taxable income to the individual.

(3)	Represents contributions to Non-Employee Directors Non-qualified Deferred Compensation Plan of $35,000 and aggregate earnings of $52. Contributions consist of annual retainer fee, Nominating & Governance Committee Chairman fee, and fees for attending meetings of the Nominating & Governance Committee and of the Board.

(4)	Represents annual retainer fee and fees for attending meetings of the Board.

(5)	Annual retainer fee, Compensation Committee Chairman fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and of the Board.

(6)	Annual retainer fee, and fees for attending meetings of the Audit Committee, the Nominating & Governance Committee, and of the Board.

(7)	Annual retainer fee, and fees for attending meetings of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee, and of the Board.

(8)	Represents contributions to Non-Employee Directors Non-qualified Deferred Compensation Plan of $43,500 and aggregate Plan earnings of $10,985. Contributions consist of annual retainer fee, and fees for attending meetings of the Compensation Committee, the Nominating & Governance Committee, and of the Board.

(9)	Annual retainer fee, Audit Committee Chairman fee, and fees for attending meetings of the Audit Committee, the Nominating & Governance Committee, and of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee’s and managements’ belief that the transactions described below met these standards at the time of the transactions. Management reviews these transactions as they occur and monitors them for compliance with the Company’s Code of Conduct, internal procedures, and applicable legal requirements. The Audit Committee reviews and ratifies such transactions annually, or as they are more frequently brought to the attention of the Committee by the Company’s Head of Internal Audit, General Counsel, or other members of management.

A number of the businesses acquired by CBIZ are located in properties owned indirectly by and leased from persons employed by CBIZ. In the aggregate, CBIZ paid approximately $0.8 million, $0.6 million, and $1.3 million for the years ended 2007, 2006 and 2005, respectively, under such leases which management believes were at market rates. None of these properties are owned by or leased from any member of the SMG.

Rick L. Burdick, a director of CBIZ, is a partner of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”). Akin Gump performed legal work for CBIZ during 2007, 2006 and 2005 for which the firm received approximately $0.8 million, $0.6 million, and $0.1 million from CBIZ, respectively.

Michael H. DeGroote, a director of CBIZ, is the son of Michael G. DeGroote, the Company’s largest single shareholder. He is also an officer or director of various privately held companies that obtain several types of insurance coverage through a subsidiary of CBIZ, Inc. The commissions paid to this subsidiary were approximately $0.2 million.

Richard C. Rochon, a director of CBIZ, is an officer or director of various entities which secure several types of insurance coverage through a subsidiary of CBIZ, Inc. The commissions paid to this subsidiary were approximately $0.2 million.

Robert A. O’Byrne, a Senior Vice President, has an interest in a partnership that receives commissions from CBIZ that are paid to certain eligible benefits and insurance producers in accordance with a formal program to provide benefits in the event of death, disability, retirement or other termination. The program was in existence at the time CBIZ acquired the former company, of which Mr. O’Byrne was an owner. The partnership received approximately $0.2 million, $0.2 million, and $0.3 million from CBIZ during the years ended December 31, 2007, 2006 and 2005, respectively.

CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attest services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the provision of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.

Although the service agreements do not constitute control, CBIZ is one of the beneficiaries of the agreements and may bear certain economic risks. As such, the CPA firms with which CBIZ maintains administrative service agreements may qualify as variable interest entities under FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, as amended.

CBIZ acted as guarantor on three letters of credit for a CPA firm with which it has an affiliation. The letters of credit total $1.4 million and $1.7 million as of December 31, 2007, and December 31, 2006, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.

CBIZ believes that during the 2007 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements in a timely fashion, with the following exceptions: a series of Form 4 reportable stock dispositions on five separate days were reported between seven and nineteen days late for director Richard Rochon as a result of a broker’s failure to transmit trade data to the Corporate Secretary, and one Form 4 for each of Michael W. Gleespen, Chris Spurio, Jerome P. Grisko, Jr. and Steven L. Gerard reflecting purchases on the same day under the CBIZ Employee Stock Purchase Plan (ESPP) were filed eleven days late due to the failure of the Corporate Secretary’s office to properly coordinate with the administrator of the ESPP. In making these statements, CBIZ has relied upon examination of the copies of reports provided to the company and the written representations of its directors and officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2007. All outstanding awards relate to our common stock.

	A		B	C
				Number of securities
				remaining available for
				future issuance under
	Number of securities to be			equity compensation
	issued upon exercise of		Weighted average exercise	plans (excluding
	outstanding options		price of outstanding options	securities reflected in
Plan Category	(shares)		($)	column A)
Equity compensation plans approved by shareholders	3,638,000	[1]	$5.43	9,116,100	[2]

Equity compensation plans not approved by shareholders	0		0	0

Total	3,638,000		$5.43	9,116,100

(1)	Stock option awards under the Amended and Restated 2002 CBIZ, Inc. Stock Incentive Plan.

(2)	Includes reduction for currently issued restricted stock.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Proxy Statement distributed to the Stockholders prior to the 2009 Annual Meeting of Stockholders, a stockholder proposal pursuant to SEC Rule 14a-8 must be received by CBIZ not later than December 12, 2008. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, Attention: Corporate Secretary. With respect to any stockholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the 2009 Annual Meeting of Stockholders, the proxy for such meeting will confer discretionary authority to vote on such proposal unless CBIZ is notified of such proposal no later than February 16, 2009 and the proponent complies with the other requirements set forth in SEC Rule 14a-4. No stockholder proposals were received for inclusion in this proxy statement.

EXPENSES OF SOLICITATION

CBIZ is soliciting proxies and bears the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services’s (“Computershare”) subsidiary, Georgeson Shareholder Communications, Inc. (“Georgeson”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements and a Letter to Stockholders is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2007, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations Department at CBIZ’S Executive Offices at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary

Cleveland, Ohio
April 7, 2008

Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be
received by 1:00 a.m., Central Time, on May 15, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/cbz
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors

	For	Withhold		For	Withhold		For	Withhold
01 - Joseph S. DiMartino	☐	☐	02 - Richard C. Rochon	☐	☐	03 - Donald V. Weir	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of KPMG, LLP	☐	☐	☐	3.	Upon such other business as may	☐	☐	☐
	as CBIZ’s independent registered					properly come before said meeting,
	public accounting firm.					or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,
DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — CBIZ, Inc.

2008 Annual Meeting
Park Center Plaza II
6150 Oak Tree Boulevard South, Lower Level
Cleveland, Ohio 44131
Steven L. Gerard and Rick L. Burdick, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 15, 2008, or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Joseph S. DiMartino, Richard C. Rochon, and Donald V. Weir, and FOR Item 2, Ratification of KPMG, LLP as CBIZ’s independent registered public accounting firm, and for Item 3, such other business as may properly come before the Annual Meeting.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side)